PROSPECTUS                                    FILED PURSUANT TO RULE 424(B)(3)
                                                           FILE NO. 333-104821
                                                            FILE NO. 333-99641


                                 $150,000,000
                                  SCIOS INC.
                 5.50% CONVERTIBLE SUBORDINATED NOTES DUE 2009

                               JOHNSON & JOHNSON
                                  GUARANTEES



          In August 2002, Scios issued and sold $150,000,000 aggregate principal amount of its 5.50% convertible subordinated notes due 2009 in a private offering.

          On April 29, 2003, Scios became a wholly owned subsidiary of Johnson & Johnson through the merger of Saturn Merger Sub, Inc., a wholly owned subsidiary of Johnson & Johnson, with and into Scios. In connection with the merger, each $1,000 principal amount of the notes became convertible into the right to receive $1,145.04 in cash without interest, and Johnson & Johnson issued its subordinated guarantee of the notes.

          This prospectus relates to the resale of the notes and the associated Johnson & Johnson guarantees. The notes may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus. The Johnson & Johnson guarantees are embodied in the first supplemental indenture to the indenture governing the notes and may be sold together with the associated notes from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus.

          Scios will pay interest on the notes each February 15 and August 15 to the holders of record on each February 1 and August 1. The first interest payment was made on February 15, 2003. Scios may redeem some or all of the notes on or after August 19, 2005 at the redemption prices listed in this prospectus, plus accrued interest.

          Scios has pledged a portfolio of U.S. government securities as security for the first six scheduled interest payments due on the notes.

          The notes are not listed on any national securities exchange.

          Neither Johnson & Johnson nor Scios will receive any proceeds from the sale by the selling securityholders of the notes or associated Johnson & Johnson guarantees offered by this prospectus or in any prospectus supplement. Other than selling commissions and fees and transfer taxes, Scios and Johnson & Johnson will pay all expenses of the registration and sale of the notes and the associated guarantees.

          Investing in the notes and associated Johnson & Johnson guarantees involves risk. See "Risk Factors" beginning on page 5 of this prospectus.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 7, 2003.

                               TABLE OF CONTENTS

                                                                           Page

Additional Information......................................................i
Special Note Regarding Forward-Looking Statements...........................1
Johnson & Johnson...........................................................2
Risk Factors................................................................5
Ratio of Earnings to Fixed Charges..........................................6
Use of Proceeds.............................................................7
Description of Notes........................................................8
Description of Johnson & Johnson Guarantees.................................20
Selling Securityholders.....................................................20
Plan of Distribution........................................................21
Material United States Federal Income Tax Consequences......................24
Legal Matters...............................................................28
Experts.....................................................................28
Where You Can Find More Information.........................................28


                      ----------------------------------


                            ADDITIONAL INFORMATION

          This prospectus incorporates important business and financial information about Johnson & Johnson and Scios that is not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Johnson & Johnson at the following address and telephone number:

                               JOHNSON & JOHNSON
                          One Johnson & Johnson Plaza
                            New Brunswick, NJ 08933
                    Attention: Corporate Secretary's Office
                           Telephone: (732) 524-2455

Scios and Johnson & Johnson have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. Scios and Johnson & Johnson are not making an offer of securities in any state where the offer is not permitted.

         See "Where You Can Find More Information" on page 28.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. These statements relate to future events or future financial performance. When used in this prospectus, any prospectus supplement and the documents incorporated in this prospectus by reference, words such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should," or "will" or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks and uncertainties outlined under "Risk Factors," that may cause Johnson & Johnson's or Scios's or their respective industries' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Johnson & Johnson and Scios assume no obligation to update these forward-looking statements.

          Although Johnson & Johnson and Scios believe that the expectations reflected in these statements are reasonable, they cannot guarantee future results, levels of activity, performance or achievements.

                               JOHNSON & JOHNSON

          Johnson & Johnson, with approximately 108,300 employees, is one of the world's largest manufacturers of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 54 countries around the world, selling products in more than 175 countries.

          Johnson & Johnson's worldwide business is divided into three segments: consumer, pharmaceutical and medical devices and diagnostics. The consumer segment's principal products are personal care and hygienic products, including nonprescription drugs, adult skin and hair care products, baby care products, oral care products, first aid products and sanitary protection products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

          The pharmaceutical segment's principal worldwide franchises are in the antifungal, anti-infective, cardiovascular, dermatology, gastrointestinal, hematology, immunology, neurology, oncology, pain management, psychotropic, urology and women's health fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

          The medical devices and diagnostics segment includes a broad range of products used by or under the direction of health care professionals, including, suture and mechanical wound closure products, surgical equipment and devices, wound management and infection prevention products, interventional and diagnostic cardiology products, diagnostic equipment and supplies, joint replacements and disposable contact lenses. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.

          Johnson & Johnson was organized in the State of New Jersey in 1887. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the telephone number at that address is
(732) 524-0400.

RECENT DEVELOPMENTS

          On April 29, 2003, Scios became a wholly owned subsidiary of Johnson & Johnson through the merger of Saturn Merger Sub, Inc., a wholly owned subsidiary of Johnson & Johnson, with and into Scios. In connection with the merger, each $1,000 principal amount of the notes became convertible into the right to receive $1,145.04 in cash without interest, and Johnson & Johnson issued its subordinated guarantee of the notes.

                                   THE NOTES

ISSUER                   Scios Inc.

SECURITIES OFFERED       $150,000,000 aggregate principal amount of 5.50%
                         convertible subordinated notes due 2009.

INTEREST 5.50% per annum on the principal amount, payable semiannually in arrears in cash on February 15 and August 15 of each year, commencing February 15, 2003.

MATURITY DATE            August 15, 2009.

GUARANTEE                Johnson & Johnson has unconditionally and irrevocably
                         guaranteed the notes on a subordinated basis. See
                         "Description of Johnson & Johnson Guarantees."

CONVERSION RIGHTS        The notes are convertible at the option of the
                         holder at any time prior to redemption or maturity only into $1,145.04 in cash without interest per $1,000 in principal amount of notes. See "Description of Notes--Conversion of the Notes."

SECURITY Scios has purchased and pledged to the trustee under the indenture, as security for the benefit of the trustee under the indenture and the ratable benefit of the holders of the notes, approximately $24.0 million of U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the notes. The notes are not otherwise secured. See "Description of Notes--Security."

RANKING The notes (other than with respect to payments made toward the first six scheduled interest payments due on the notes, as described above under "Security") are subordinated in right of payment to all existing and future senior indebtedness of Scios Inc. and are structurally subordinated to any indebtedness and other liabilities (including trade and other payables) of Scios's subsidiaries. As of December 31, 2002, Scios had approximately $35.2 million of indebtedness that constituted senior indebtedness, no indebtedness that ranked equal in right of payment to the notes and no indebtedness of subsidiaries that would have been structurally senior to the notes. The indenture governing the notes does not limit the amount of indebtedness, including senior indebtedness, that Scios or its subsidiaries may incur. See "Description of Notes--Subordination of the notes."

OPTIONAL REDEMPTION      At any time on or after August 19, 2005, Scios may
                         redeem some or all of the notes at the declining redemption prices listed herein, plus accrued interest. See "Description of Notes--Optional redemption by Scios."

SINKING FUND             None.

USE                      Neither Johnson & Johnson nor Scios will receive any
OF PROCEEDS              proceeds from any sale of securities under this
                         prospectus.

TRADING The notes and the associated Johnson & Johnson guarantees are not listed on any national securities exchange.

                                 RISK FACTORS

You should consider the risk factors below as well as the other information set forth or incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 28. If any of the following risks actually occur, Johnson & Johnson's or Scios's business, financial condition or results of operations could be materially and adversely affected. In such case, Johnson & Johnson's or Scios's ability to make payments on the notes or the associated Johnson & Johnson guarantees could be impaired, the trading prices of the notes could decline, and you could lose all or part of your investment. Please read "Special Note Regarding Forward-Looking Statements."

RISKS RELATED TO JOHNSON & JOHNSON AND SCIOS

          In addition to the risk factors set forth below, you should consider carefully the various factors, risks, uncertainties and assumptions that could materially affect the actual results of Johnson & Johnson and Scios contained in:

o Exhibit 99(b) to Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and

o the "Risk Factors" section in Scios's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

RISKS RELATED TO THIS OFFERING

          The notes and guarantees are subordinated, and holders of any senior indebtedness will be paid before holders of the notes are paid.

          Except as described below in the section entitled "Description of Notes--Security," the notes are unsecured and subordinated in right of payment to any existing and future senior indebtedness. As of December 31, 2002, Scios had approximately $35.2 million of indebtedness that constituted senior indebtedness. In addition, Scios may incur new indebtedness, which may be senior to the indebtedness represented by the notes. Scios is not prohibited from incurring debt, including indebtedness secured by its assets, under the indenture governing the notes. In the event of Scios's bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, Scios's assets, other than the U.S. government securities pledged to secure the first six interest payments on the notes, will be available to pay obligations on the notes only after all of the secured indebtedness of Scios and other senior indebtedness of Scios has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. For a description of the subordination provisions of the notes, see the "Description of Notes--Subordination of the notes" section of this prospectus. The Johnson & Johnson guarantees are subordinated in right of payment to all of its existing and future senior indebtedness. As of April 28, 2003, Johnson & Johnson's aggregate outstanding senior indebtedness was approxiamtely $5,118 million.

          You cannot be sure that a public market will develop for the notes.

          On August 5, 2002, Scios issued the notes to the initial purchasers in a private placement. The notes are eligible to trade in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading securities for qualified institutional buyers. However, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. As a result, there may be a limited market for the notes. Scios does not intend to list the notes on any national securities exchange or on the Nasdaq National Market.

          A public market may not develop for the notes. Although the initial purchasers of the notes have advised Scios that they intend to make a market in the notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, Scios cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If a public market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected.

         The notes are not protected by restrictive covenants.

         The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by Scios or any of its subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a change in control involving Scios.



                      RATIO OF EARNINGS TO FIXED CHARGES

          The ratio of earnings to fixed charges for Johnson & Johnson represents its historical ratio and is calculated on a total enterprise basis. This ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

------------------------------------- --------------------------------------------------------------------------------
                                                                     Fiscal Year Ended
------------------------------------- ---------------- ----------------- ---------------- --------------- ------------
                                       December 29,      December 30,     December 31,      January 2,     January 3,
                                           2002              2001             2000             2000           1999
------------------------------------- ---------------- ----------------- ---------------- --------------- ------------
Ratio of Earnings to
     Fixed Charges...........              26.75            23.95             18.41           14.76          13.46
------------------------------------- ---------------- ----------------- ---------------- --------------- ------------

          The ratio of earnings to fixed charges for Scios is computed by dividing earnings by fixed charges. For purposes of computing this ratio of earnings to fixed charges, earnings consist of pretax loss from continuing operations adjusted by adding fixed charges. Fixed charges consist of interest expense, amortization of financing costs and estimated interest component of rental expense on operating leases.

------------------------------------- --------------------------------------------------------------------------------
                                                              Fiscal Year Ended December 31,
------------------------------------- ---------------- ----------------- ---------------- --------------- ------------
                                           2002              2001             2000             1999          1998
------------------------------------- ---------------- ----------------- ---------------- --------------- ------------
Ratio of Earnings to
     Fixed Charges...........               n/a              n/a               n/a             n/a            0.7
------------------------------------- ---------------- ----------------- ---------------- --------------- ------------

Earnings of Scios were insufficient to cover fixed charges by $869,000, $20,050,000, $42,519,000, $62,170,000 and $87,916,000 for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002, respectively.

                                USE OF PROCEEDS

          The selling securityholders will receive all of the proceeds of the sale of the notes and the associated Johnson & Johnson guarantees offered by this prospectus. Neither Johnson & Johnson nor Scios will receive any of the proceeds from the sale of the notes and the associated Johnson & Johnson guarantees offered by this prospectus.

                             DESCRIPTION OF NOTES

          The notes were issued under an indenture dated as of August 5, 2002 between Scios and Wells Fargo Bank, National Association, as trustee. Scios, Johnson & Johnson and Wells Fargo Bank, National Association subsequently entered into a first supplemental indenture dated as of April 29, 2003. The following summarizes some, but not all, of the provisions of the notes and the indenture, as amended and supplemented by the first supplemental indenture. You should read the indenture and the notes in their entirety because they, and not this description, define your rights as a holder of the notes. A copy of the form of indenture, the first supplemental indenture and the form of certificate evidencing the notes are exhibits to the registration statement of which this prospectus forms a part and will be made available to you upon request.

GENERAL

          The notes are unsecured (except to the extent described under "--Security") general obligations of Scios and are subordinate in right of payment as described under "--Subordination of the notes." However, payment from the money or the proceeds from the U.S. government securities pledged by Scios to Wells Fargo Bank, National Association, as collateral agent, as security for the notes and for the benefit of the trustee and the ratable benefit of the holders of the notes, as described under "--Security," is not subordinated to any senior indebtedness of Scios or subject to the subordination provisions described under "--Security". The notes are convertible into cash as described under "--Conversion of the notes." The notes are $150,000,000 aggregate principal amount. The notes may be issued only in denominations of $1,000 or in integral multiples of $1,000.

          The notes bear interest at the annual rate of 5.50% from August 5, 2002, or from the most recent payment date to which interest has been paid or duly provided for. Interest is payable semi-annually in arrears on February 15 and August 15, which commenced on February 15, 2003, to holders of record at the close of business on the preceding February 1 and August 1, respectively, except:


     o that the interest payable upon redemption, unless the date of redemption is an interest payment date, will be payable to the person to whom principal is payable; and

     o    as set forth in the next succeeding paragraph.

     o    Interest will be paid, at Scios' option, either:

     o by check mailed to the address of the person entitled to the interest as it appears in the note register; provided that a holder of notes with an aggregate principal amount in excess of $2 million will, at the written election of the holder, be paid by wire transfer in immediately available funds; or

     o by transfer to an account maintained by that person located in the United States.

          Payments to The Depository Trust Company, New York, New York, or DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

          The notes will mature on August 15, 2009 unless earlier converted or redeemed as described below. The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by Scios or any of its subsidiaries. The indenture contains no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change in control of Scios.

          In the first supplemental indenture, the indenture governing the notes was amended to eliminate the obligation of Scios to repurchase the notes at the option of the holders after the occurrence of a change in control of Scios. This provision was eliminated because the price at which the notes would have been required to be repurchased after a change in control (100% of the principal amount plus accrued and unpaid interest) was less than the cash amount payable upon conversion of the notes after the effectiveness of the merger ($1,145.04 per $1,000 in principal amount).

CONVERSION OF THE NOTES

          Any registered holder of notes may, at any time prior to close of business on the business day prior to the date of redemption or final maturity of the notes, as appropriate, convert the principal amount of any notes or portions thereof, in denominations of $1,000 or integral multiples of $1,000, into $1,145.04 in cash without interest per $1,000 in principal amount of notes.

          Except as described below, no payment or adjustment will be made on conversion of any notes for interest accrued thereon. If any notes are converted between a record date and the next interest payment date, those notes must be accompanied by funds from the holder equal to the interest payable on the next interest payment date on the principal amount so converted. The foregoing sentence does not apply in the case of such notes or portions of such notes called for redemption. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless Scios defaults in the payment of the redemption price.

SECURITY

          On August 5, 2002, Scios used approximately $24.0 million of existing funds to purchase U.S. government securities which were pledged to the collateral agent as security for the notes and for the benefit of the trustee and the ratable benefit of the holders of the notes (and not for the benefit of Scios's other creditors). These securities, as held and invested by the collateral agent in accordance with the terms of the pledge agreement that Scios entered into with the trustee and the collateral agent, are sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments on the notes when due.

          The U.S. government securities were pledged by Scios to the collateral agent for the benefit of the trustee and the ratable benefit of the holders of the notes and are being held by the collateral agent in a pledge account. Immediately prior to an interest payment date, the collateral agent will release from the pledge account proceeds sufficient to pay interest then due on the notes. Scios may also make additional payments to the collateral agent to ensure that sufficient funds are available to pay interest then due on the notes if necessary. A failure to pay interest on the notes when due through the first six scheduled interest payment dates will constitute an event of default (as defined below) under the indenture.

         The pledged U.S. government securities and the pledge account also secure the repayment of the principal amount on the notes. If prior to the date on which the sixth scheduled interest payment on the notes is due:

     o an event of default under the notes or the indenture governing the notes occurs and is continuing; and

     o the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to the bankruptcy, insolvency or reorganization of Scios or that of any of Scios's significant subsidiaries, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to the note holders, subject to the automatic stay provisions of bankruptcy law, if applicable.

          Distributions from the pledge account will be applied:

     o    first, to any accrued and unpaid interest on the notes; and

     o second, to the extent available, to the repayment of a portion of the principal amount of the notes.

          If any event of default is waived prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

          For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable, then, assuming the automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

     o an amount equal to the interest payment due on the third interest payment plus any additional interest accrued on the missed third interest payment would be distributed from the pledge account as accrued interest; and

     o the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes.

          In addition, note holders would have an unsecured claim against Scios for the remainder of the principal amount of their notes.

          Once Scios makes the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities and cash, if any, will be released to Scios from the pledge account and thereafter the notes will be unsecured.

OPTIONAL REDEMPTION BY SCIOS

          The notes are not entitled to any sinking fund.

          At any time on or after August 19, 2005, Scios may redeem the notes on at least 30 days' and not more than 60 days' notice as a whole or, from time to time, in part at the following prices, expressed as a percentage of the principal amount, together with accrued interest to, but excluding, the date fixed for redemption:

                                                                 REDEMPTION
                           PERIOD                                   PRICE

-----------------------------------------------------------    --------------

Beginning August 19, 2005 and ending on August 14, 2006           103.143%

Beginning August 15, 2006 and ending on August 14, 2007           102.357%

Beginning August 15, 2007 and ending on August 14, 2008           101.571%

Beginning August 15, 2008 and ending on August 14, 2009           100.786%

------------------------------------------------------------------------------
         Any accrued interest becoming due on the date fixed for redemption will be payable to the holders of record on the relevant record date of the notes being redeemed.

          If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of that holder's notes, the converted portion will be deemed to be of the portion selected for redemption.

SUBORDINATION OF THE NOTES

          The indebtedness evidenced by the notes (other than with respect to payments on the notes derived from U.S. government securities pledged by Scios to the collateral agent for the benefit of the trustee and the ratable benefit of the holders of the notes (hereafter referred to as "permitted payments")) is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all of the existing and future senior indebtedness of Scios. Upon any distribution of Scios's assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, interest and all other obligations in respect of the notes, including by way of redemption, acquisition or other purchase thereof, on the notes, except for permitted payments and payments Scios may choose to make comprised solely in permitted junior securities acceptable to the holders, is subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all of Scios's existing and future senior indebtedness. In addition, the notes are effectively subordinated to any indebtedness and other liabilities, including trade payables and lease obligations and preferred stock, of Scios's subsidiaries.

          In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness of Scios, of all obligations in respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution, except for permitted payments and payments Scios chooses to make comprised solely in permitted junior securities acceptable to the holders. Scios will be required to promptly notify holders of senior indebtedness of Scios if payment of the notes is accelerated because of an event of default.

          Scios also may not make any payment upon or redemption of or purchase or otherwise acquire the notes, except for permitted payments and payments it may choose to make comprised solely in permitted junior securities acceptable to the holders, if:

     o a default in the payment of principal, premium, if any, interest or other obligations in respect of designated senior indebtedness of Scios occurs and is continuing beyond any applicable period of grace (a "payment default"); or

     o any other default occurs and is continuing with respect to designated senior indebtedness of Scios that permits holders of the designated senior indebtedness of Scios to which such default relates to accelerate its maturity and the trustee receives a notice of such default, referred to as a payment blockage notice, from Scios or any other person permitted to give this notice under the indenture.

          Unless the holders of any senior indebtedness of Scios have accelerated its maturity, Scios may and shall resume making such payments on the notes:

     o in the case of a payment default, when the default is cured or waived or ceases to exist; and

     o in the case of a nonpayment default, the earlier of when such nonpayment default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

          No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 360 days have elapsed since the initial effectiveness of the prior payment blockage notice.

          No default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice, unless the default has been cured or waived for a period of not less than 90 consecutive days.

          In the event of the bankruptcy, dissolution or reorganization of Scios, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than Scios's other creditors. Such subordination will not prevent the occurrence of any event of default under the indenture.

          While Scios currently has no subsidiaries with significant operations, all or a portion of its operations in the future may be conducted through subsidiaries. Any subsidiaries of Scios would be separate and distinct legal entities. None of Scios's subsidiaries would have any obligation to pay any amounts due on the notes or to provide Scios with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by Scios's subsidiaries to Scios could be subject to statutory or contractual restrictions. Payments to Scios by its subsidiaries will also be contingent upon Scios's subsidiaries' earnings and business consideration. There can be no assurance that Scios will receive adequate funds from its subsidiaries to pay interest due on the notes or to repay the notes when redeemed or upon maturity. Scios's right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including its trade creditors. In addition, even if Scios was a creditor of any of its subsidiaries, Scios's rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by Scios.

          As of December 31, 2002, Scios had approximately $35.2 million of indebtedness that constituted senior indebtedness, no indebtedness that ranked equal in right of payment to the notes and no indebtedness at Scios's subsidiaries that would have been structurally senior to the notes.

          Neither Scios nor its subsidiaries are limited in or prohibited from incurring senior indebtedness or any other indebtedness or liabilities under the indenture.

CERTAIN DEFINITIONS

          "designated senior indebtedness" means any particular senior indebtedness of Scios in which the instrument creating or evidencing the senior indebtedness or the assumption of guarantee thereof (or related documents or agreements to which Scios is a party) expressly provides that such indebtedness shall be "designated senior indebtedness" of Scios (provided that such instrument may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

          "indebtedness" means:

          (1) all of the indebtedness, obligations and other liabilities of Scios, contingent or otherwise, for borrowed money, including obligations:

     o in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

     o evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of Scios's assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (2) all of Scios's reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

          (3) all of Scios's obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on Scios's balance sheet or under other leases for facilities equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, as determined by Scios;

          (4) all of Scios's obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that Scios is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of Scios's obligations under such lease or related documents to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

          (5) all of Scios's obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

          (6) all of Scios's direct or indirect guarantees or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5) above;

          (7) any indebtedness or other obligations of Scios described in clauses (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by Scios, regardless of whether the indebtedness or other obligation secured thereby has been assumed by Scios; and

          (8) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of Scios of the kind described in clauses (1) through (7) above.

          "permitted junior securities" means (a) shares of stock of any class of Scios or (b) securities of Scios that are subordinated in right in payment to all senior indebtedness of Scios that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or greater extent than, the notes are so subordinated pursuant to the terms of the indenture.

          "senior indebtedness" means all obligations with respect to indebtedness of Scios whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed, or in effect guaranteed, by Scios, including, without limitation, all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness ranks equally in right of payment or junior to the notes. Senior indebtedness does not include the indebtedness evidenced by the notes, any indebtedness of Scios to any subsidiary of Scios, any obligation for federal, state or local or other taxes or any trade or accounts payable arising in the ordinary course of business.

          Scios is obligated to pay compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will generally be senior to those of the holders of the notes in respect to all funds collected and held by the trustee.

DEFEASANCE

         The notes will not be subject to defeasance.

EXCHANGE AND TRANSFER

          Notes may be transferred or exchanged at the office of the security registrar in accordance with the indenture. Scios will not impose a service charge for any transfer or exchange, but Scios may require holders to pay any tax or other governmental charges associated with any transfer or exchange. In the event of any potential redemption of the notes, Scios will not be required to:

     o issue, authenticate or register the transfer of or exchange any note during a period beginning at the opening of business 10 business days before the mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

     o register the transfer of or exchange any note selected for redemption, in whole or in part, except the unredeemed portion of notes being redeemed in part.

         Scios has initially appointed the trustee as the security registrar, paying agent and conversion agent. Scios may designate additional registrars, paying or conversion agents or change registrars, paying or conversion agents. However, Scios will be required to maintain a paying agent in the place of payment for the notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         Scios may not consolidate with or merge into any other person, in a transaction in which Scios is not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, unless:

     o the successor, if any, is a corporation organized under the laws of the United States or any state thereof or the District of Columbia;

     o the successor assumes Scios's obligations under the notes and the indenture;

     o immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

     o    certain other conditions are met as set forth in the indenture.

          The foregoing shall not prohibit any of Scios's subsidiaries from merging with or into Scios or a merger effected solely for the purposes of reincorporating Scios in another jurisdiction.

          Under any consolidation, merger or any conveyance, transfer or lease of Scios's properties and assets described in the preceding paragraph, the successor company will be Scios's successor and shall succeed to, and be substituted for, and may exercise every right and power of, Scios under the indenture. Except in the case of a lease, if the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes.

EVENTS OF DEFAULT

          The indenture defines an event of default with respect to the notes as one or more of the following events:

          (1) Scios's failure to pay principal of or any premium on the notes when due (whether or not prohibited by the subordination provisions of the indenture);

          (2) Scios's failure to pay any interest on the notes when due, if such failure continues for 30 days (whether or not prohibited by the subordination provisions of the indenture); provided that a failure to make any of the first six scheduled interest payments on the notes within three business days after the applicable interest payment dates will constitute an event of default with no additional grace or cure period;

          (3) Scios's failure to perform any other covenant in the indenture, if such failure continues for 60 days after the notice required in the indenture;

          (4) any indebtedness for money borrowed by Scios or one of Scios's significant subsidiaries in an outstanding principal amount in excess of $20 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default on payment or acceleration is not cured, waived or rescinded within 30 days after written notice as provided in the indenture;

          (5) certain events of bankruptcy, insolvency or reorganization of Scios or that of any of Scios's significant subsidiaries; and

          (6) the pledge agreement, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, shall cease to be in full force and effect or enforceable in accordance with its terms.

          If an event of default, other than an event of default described in clause (5) above, occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount including any accrued and unpaid interest on the notes to be due and payable. If an event of default described in clause (5) above occurs, the principal amount of all the notes will automatically become immediately due and payable. Any payment by Scios on the notes following any acceleration will be subject to the subordination provisions described above under "--Subordination of the notes."

         After acceleration but before a judgment or decree of the money due in respect of the notes has been obtained, the holders of a majority in aggregate principal amount of the outstanding notes may rescind such acceleration and its consequences if all events of default, other than the nonpayment of accelerated principal, or other specified amount, have been cured or waived.

          Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

          A holder will have the right to begin a proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture only if:

          (1) the holder gives to the trustee written notice of a continuing event of default;

          (2) holders of at least 25% in aggregate principal amount of notes then outstanding made a written request to the trustee to pursue the remedy;

          (3) such holder or holders offer to the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

          (4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period the holders of a majority in aggregate principal amount of the notes then outstanding do not give the trustee a direction inconsistent with the request.

          Holders may, however, sue to enforce the payment of principal, premium or interest on or after the due date or their right to convert without following the procedures listed in (1) through (5) above.

          Scios will furnish the trustee an annual statement by its officers as to whether or not, to the officer's knowledge, Scios is in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

          Scios may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes affected by the modification or amendment. However, Scios may not make any modification or amendment without the consent of the holder of each outstanding note affected by the modification or amendment if such modification or amendment would:

     o    change the stated maturity or the maturity date of the notes;

     o    reduce the principal, premium, if any, or interest on the notes;

     o change the place of payment from New York, New York or the currency in which the notes are payable;

     o impair the right to sue for any payment after the stated maturity, the maturity date or redemption date;

     o modify the subordination provisions in an adverse manner to the holders;

     o adversely affect the right to convert the notes other than as provided in or under the indenture;

     o change the provisions in the indenture that relate to modifying or amending the indenture; or

     o reduce the percentage in principal amount of the outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

          Without the consent of the holders of the notes, Scios and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to provide for uncertificated notes in addition to or in place of certificated notes;

     o to provide for the assumption of Scios's obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of Scios's assets;

     o    to reduce the conversion price;

     o to make any change that would provide any additional rights or benefits to the holder of the notes or that does not adversely affect the legal rights under the indenture of any such holder; or

     o to comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act or 1939, as amended.

          Holders of a majority in aggregate principal amount of the outstanding notes may waive, on behalf of the holders of all of the notes, compliance by Scios with respect to certain restrictive provisions of the indenture.

          Generally, the holders of not less than a majority of the aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default or event of default unless:

     o Scios fails to pay principal, premium or interest on any note when due;

     o    Scios fails to convert any note; or

     o Scios fails to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

          An amendment may not effect any change that adversely affects the rights of any holder of senior indebtedness of Scios then outstanding under the subordination provisions unless such holder of such senior indebtedness, or a representative for such holder, consents to such change.

          Any notes held by Scios or by any persons directly or indirectly controlling or controlled by or under direct or indirect common control with Scios shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

NOTICES

          Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

          The indenture and the notes are governed by, and construed under, the law of the State of New York, without regard to conflicts of laws principles.

REGARDING THE TRUSTEE

          Wells Fargo Bank, National Association is the trustee under the indenture. The trustee is permitted to deal with Scios and any of its affiliate with the same rights as if it were not trustee. However, under the Trust Indenture Act of 1939, as amended, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

          The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

BOOK-ENTRY SYSTEM

          Scios initially issued the notes in the form of a global security. Upon the issuance of a global security, DTC (referred to as the depository) or its nominee credited the accounts of persons holding through it with the respective principal amounts of the notes represented by such global security. Such accounts are designated by the initial purchasers with respect to notes placed by the initial purchasers for Scios. Ownership of beneficial interests in a global security is limited to persons that have accounts with the depository ("participants") or persons that hold interests through participants. Ownership of beneficial interests by participants in a global security is shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository for such global security. Ownership of beneficial interests in such global security held through participants is shown on, and the transfer of that ownership interests through such participant will be effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a global security.

         Scios will make payment of principal, premium, if any, and interest on notes represented by any such global security to the paying agent for the benefit of the depository or its nominee, as the case may be, as the sole holder of the notes represented thereby for all purposes under the indenture. None of Scios, the trustee, any agent of Scios, or the trustee or the initial purchasers have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial ownership interests in the global security representing any notes or for maintaining, supervising or reviewing any of the depository's records relating to such beneficial ownership interests. Scios has been advised by the depository that, upon receipt of any payment of principal, premium, if any, or interest on any global security, the depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

          A global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor of such depository or a nominee of such successor. If (i) the depository notifies us that it is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us or the depository within 90 days, or (ii) an event of default has occurred and is continuing and the registrar has received a written request from the depository to issue physical securities, Scios will issue notes in definitive form in exchange for the global security. In either instance, an owner of a beneficial interest in the global security will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. Scios will pay principal, premium, if any, and interest on the notes and the notes may be presented for registration of transfer or exchange, at the offices of the trustee.

          So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole holder of the notes represented by such global security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Beneficial interests in notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the depository and its participants. The depository has nominated Cede & Co. as its nominee. Except as provided above, owners of beneficial interests in a global security will not be entitled to have the notes represented by the global security registered in their name, will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purposes under the indenture. Accordingly any such person owning a beneficial interest in such a global security must rely on the procedures of the depository, and, if any such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. Scios understands that under existing industry practices, in the event that a holder of the notes requests any action or that an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

          The depository has advised Scios that the depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to the depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                  DESCRIPTION OF JOHNSON & JOHNSON GUARANTEES

          The following summary of the Johnson & Johnson guarantees is subject in all respects to the first supplemental indenture dated as of April 29, 2003, among Scios, Johnson & Johnson and Wells Fargo Bank, National Association, as trustee, to the indenture governing the notes. See "Where You Can Find More Information".

          Johnson & Johnson has unconditionally and irrevocably guaranteed:

     o the full and punctual payment of principal of, premium, if any, and interest on the notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of Scios under the indenture and the notes; and

     o the full and punctual performance within applicable grace periods of all other obligations of Scios under the indenture and the notes.

The Johnson & Johnson guarantees constitute a guarantee of payment, performance and compliance when due and not a guarantee of collection.

          Johnson & Johnson's obligations under the Johnson & Johnson guarantees are subordinated in right of payment to all of its senior indebtedness that is currently outstanding or that it may incur in the future. As of April 28, 2003, Johnson & Johnson's aggregate outstanding senior indebtedness was approximately $5,118 million. The terms of the indenture, the first supplemental indenture and the notes do not limit Johnson & Johnson's or any of its subsidiaries' ability, including Scios's, to incur additional senior indebtedness.

          The Johnson & Johnson guarantees are in uncertificated form and are embodied in the first supplemental indenture.

                            SELLING SECURITYHOLDERS

          The notes originally were issued by Scios and sold by the initial purchasers of the notes on August 5, 2002 in a transaction exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the associated Johnson & Johnson guarantees.

          On January 10, 2003, a registration statement on Form S-3 filed by Scios to register resales of the notes and Scios common stock then issuable upon conversion of the notes was declared effective by the Securities and Exchange Commission. On April 29, 2003, Scios became a wholly owned subsidiary of Johnson & Johnson through the merger of a wholly owned subsidiary of Johnson & Johnson with and into Scios, and each outstanding share of Scios common stock was converted into the right to receive $45.00 in cash. In connection with the merger, each $1,000 principal amount of the notes became convertible only into the right to receive $1,145.04 in cash without interest, and Johnson & Johnson issued its subordinated guarantee of the notes.

          The following table sets forth as of May 7, 2003 (1) the principal amount of notes beneficially owned and offered by the selling securityholders,
(2) the percentage of the outstanding principal amount of notes beneficially owned prior to the offering, (3) the principal amount of the Johnson & Johnson guarantees associated with the notes beneficially owned and offered by the selling securityholders, (4) the percentage of the outstanding principal amount of Johnson & Johnson guarantees beneficially owned prior to the offering and (5) the principal amount of notes and associated guarantees beneficially owned after completion of the offering.


                                          Notes                      Guarantees
                                ---------------------------  ---------------------------
                                Principal      Percentage    Principal     Percentage      Principal Amount
                                amount of         of         amount of         of            of notes and
                                notes bene-    outstanding   guarantees    outstanding        associated
                                ficially       notes bene-   beneficially  guarantees         guarantees
                                owned and      ficially      owned and     beneficially    beneficially owned
                                offered        owned prior   offered       owned prior     after completion
Name of Selling Securityholder  hereby ($)     to offering   hereby ($)    to offering     of the offering(1)
------------------------------  -------------  ------------  ------------  --------------  ------------------


-----------------

(1) Assumes that all of the notes and the associated Johnson & Johnson guarantees have been sold by the selling securityholders. Based upon this assumption, no selling securityholder will beneficially own greater than one percent of the notes and the associated Johnson & Johnson guarantees after completion of the offering.

          None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with Johnson & Johnson or Scios or any of their predecessors or affiliates.

          The initial purchasers purchased all of the notes from Scios in a private transaction on August 5, 2002. All of the notes were "restricted securities" under the Securities Act prior to this registration. The selling securityholders have represented to Scios that they purchased the notes for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from such registration.

          Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. Information concerning the securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or some portion of the notes and the associated Johnson & Johnson guarantees held by the selling securityholders since the date on which they provided the information regarding such notes and guarantees, in transactions exempt from the registration requirements of the Securities Act of 1933.

                             PLAN OF DISTRIBUTION

          The selling securityholders and their successors, which term includes their transferees, pledges or donees or their successors may sell the notes and the associated Johnson & Johnson guarantees directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders of the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

          The notes and the associated Johnson & Johnson guarantees may be sold in one or more transactions at:

     o    fixed prices,

     o    prevailing market prices at the time of sale,

     o    prices related to the prevailing market prices,

     o    varying prices determined at the time of sale, or

     o    negotiated prices.

          These sales may be effected in transactions:


     o on any national securities exchange or quotation service on which the notes and the associated Johnson & Johnson guarantees may be listed or quoted at the time of sale,

     o    in the over-the-counter market,

     o otherwise than on such exchanges or services or in the over-the-counter market,

     o through the writing of options, whether the options are listed on an options exchange or otherwise, or

     o    through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

          In connection with the sale of the notes and the associated Johnson & Johnson guarantees or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. The selling securityholders may also sell the notes and the associated Johnson & Johnson guarantees short and deliver these securities to close out such short positions, or loan or pledge the notes and the associated Johnson & Johnson guarantees to broker-dealers that in turn may sell these securities.

          The aggregate proceeds to the selling securityholders from the sale of the notes and the associated Johnson & Johnson guarantees offered by them hereby will be the purchase price thereof less discounts and commissions, if any. Neither Scios nor Johnson & Johnson will receive any of the proceeds from this offering.

          Scios and Johnson & Johnson do not intend to list the notes and the associated Johnson & Johnson guarantees for trading on any national securities exchange or on the Nasdaq National Market and cannot assure you that any trading market for the notes the associated Johnson & Johnson guarantees will develop.

          In order to comply with the securities laws of some states, if applicable, the notes and the associated Johnson & Johnson guarantees may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the associated Johnson & Johnson guarantees may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the associated Johnson & Johnson guarantees may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the notes and the associated Johnson & Johnson guarantees by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

          The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

          A selling securityholder may decide not to sell any notes and the associated Johnson & Johnson guarantees described in this prospectus. Scios and Johnson & Johnson cannot assure you that any selling securityholder will use this prospectus to sell any or all of the notes and the associated Johnson & Johnson guarantees. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the associated Johnson & Johnson guarantees by other means not described in this prospectus.

          With respect to a particular offering of the notes and the associated Johnson & Johnson guarantees, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:


     o the specific notes and the associated Johnson & Johnson guarantees to be offered and sold,

     o    the names of the selling securityholders,

     o the respective purchase prices and public offering prices and other material terms of the offering,

     o the names of any participating agents, broker-dealers or underwriters, and

     o any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

          Scios entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock the notes were then convertible into under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and Scios will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock the notes were then convertible into, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. Scios and Johnson & Johnson will pay all of their expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the associated Johnson & Johnson guarantees to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following is a discussion of the material U.S. Federal income tax consequences relevant to the purchase, ownership, and disposition of the notes. This discussion applies only to persons who hold the notes as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986 (the "Code"), as amended). This discussion is based upon the Code, U.S. Treasury Regulations promulgated thereunder ("Treasury Regulations"), Internal Revenue Service (the "IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. Federal income taxation that may be relevant to a particular taxpayer in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax exempt organizations and entities, investors in pass-through entities, persons who acquire notes in connection with the performance of services, certain U.S. expatriates, persons holding notes as a part of a hedging or conversion transaction or a straddle, certain hybrid entities and owners of interest therein, U.S. persons whose functional currency is not the U.S. dollar and, except to the limited extent described below, persons who are not U.S. Holders (as defined below)) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws or estate or gift tax laws (other than estate tax consequences to the extent described below under "Non-U.S. Holders") or tax laws other than U.S. Federal income tax law. Scios has not sought and will not seek any rulings from the IRS concerning the tax consequences of the purchase, ownership or disposition of the notes and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

          If a partnership holds notes acquired upon conversion of the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

          EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT SUCH PURCHASER'S OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND DISPOSING OF NOTES, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

 U.S. HOLDERS

          As used herein, the term "U.S. Holder" refers to a person that is classified for U.S. Federal income tax purposes as a U.S. person. For this purpose, a U.S. person includes (i) a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be treated as U.S. persons, shall also be considered U.S. Holders.

          Interest. Interest paid or accrued on the notes will be taxable to a U.S. Holder as ordinary income at the time it is accrued or received in accordance with the holder's method of accounting for U.S. Federal income tax purposes.

          Conversion, sale, retirement, redemption or other taxable disposition of notes. Except as set forth under "Market discount," upon the conversion, sale, retirement, redemption or other taxable disposition of a note (including a repurchase of a note by a third party), a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the notes, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income), and the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's tax basis in a note will initially equal the cost of the note and will subsequently be increased by market discount previously included in income in respect thereof and will be reduced by any premium that the U.S. Holder has taken into account. Generally, any such gain or loss recognized by a U.S. Holder upon the sale, retirement, redemption or other taxable disposition of a note will be capital gain or loss. In the case of a non-corporate U.S. Holder, such capital gain will be subject to tax at a reduced rate if the note is held for more than one year. The deductibility of capital losses is subject to limitation.

          Market discount. If a U.S. Holder acquires a note at a cost that is less than the stated redemption price at maturity of the note, the amount of such difference is treated as market discount for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition). The market discount provisions of the Code require a U.S. Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition that such holder has not previously included in income. In addition, a U.S. Holder that disposes of a note with market discount in certain otherwise nontaxable transactions must include accrued market discount as ordinary income as if such holder had sold the note at its then fair market value.

          A U.S. Holder may elect to include market discount in income over the life of the note. Once made, this election applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. If an election is made, it will apply only to the note with respect to which it is made, and may not be revoked. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction.

          Amortizable premium. A U.S. Holder who purchases a note at a premium over the sum of all amounts payable on the note after the acquisition date (other than stated interest payments) generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period. The notes are subject to call provisions at Scios's option at various times, as described under the heading "Description of Notes--Optional redemption by Scios." A U.S. Holder will calculate the amount of Section 171 premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. Amortizable premium will not include any amount attributable to a note's conversion feature. The amount attributable to the conversion feature may be determined under any reasonable method, including by comparing the note's purchase price to the market price of a similar note that does not have a conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

          Information reporting; backup withholding. Scios is required to furnish to the record holders of the notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the notes.

          A U.S. Holder may be subject to backup withholding with respect to interest paid on the notes or with respect to proceeds received from a disposition of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual is ordinarily his or her social security number; (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that it has failed to properly report payments of interest; or (iv) fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the IRS.

 NON-U.S. HOLDERS

          As used herein, the term "Non-U.S. Holder" refers to a person that is classified for U.S. Federal income tax purposes as (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a nonresident alien fiduciary of a foreign estate or trust.

          Interest. In general, a Non-U.S. Holder will not be subject to U.S. Federal withholding tax with respect to interest received on the notes so long as (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all Johnson & Johnson's classes of stock entitled to vote, (b) the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and (c) the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or the Non-U.S. Holder holds its notes through certain foreign intermediaries, and the Non-U.S. Holder and the foreign intermediary satisfy the certification requirements of applicable Treasury Regulations.

          If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such holder will be subject to the 30% U.S. Federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the holder will be subject to U.S. Federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the Non-U.S. Holder was a U.S. person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

          Gain on disposition of notes. Non-U.S. Holders generally will not be subject to U.S. Federal income taxation, including by way of withholding, on gain recognized on a disposition of notes so long as (i) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or if a tax treaty applies, the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) and (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

          A Non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business within the United States generally will be subject to U.S. Federal income tax on the net gain derived from the sale. Any such effectively connected gain received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be applicable under an income tax treaty. An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other conditions will be subject to a 30% U.S. Federal income tax on the gain derived from the sale.

          United States Federal estate tax. A note held by an individual who at the time of death is not a citizen or resident of the United States, as specifically defined for United States Federal estate tax purposes, will not be subject to United States Federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of Johnson & Johnson's stock and, at the time of the individual's death, payments with respect to that note would not have been effectively connected with the conduct by that individual of a trade or business in the United States.

          Information reporting; backup withholding. Generally, payments of interest or principal on the notes to Non-U.S. Holders will not be subject to information reporting or backup withholding if the Non-U.S. Holder certifies, under penalties of perjury, as to its foreign status or otherwise establishes an exemption.

          Information reporting requirements and backup withholding generally will not apply to any payments of the proceeds of the disposition of notes effected outside the U.S. by a foreign office or a foreign broker (as defined in applicable Treasury regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any such payments effected outside the U.S. by such a broker if it:

          1. derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

          2. is a controlled foreign corporation for U.S. Federal income tax purposes; or

          3. is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

          Payments of the proceeds of a disposition of notes effected by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption.

          Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder's U.S. Federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

                                 LEGAL MATTERS

          Certain legal matters in connection with the notes offered hereby have been passed upon for Scios by Latham & Watkins LLP, San Francisco, California.

          The enforceability of the Johnson & Johnson guarantees offered hereby have been passed upon by John T. Crisan, Esq., Assistant General Counsel and Assistant Secretary of Johnson & Johnson. Mr. Crisan is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson common stock.

                                    EXPERTS

          The consolidated financial statements and financial statement schedule of Johnson & Johnson and its subsidiaries as of December 29, 2002 and December 30, 2001 and for each of the three fiscal years in the period ended December 29, 2002 incorporated in this prospectus by reference to the Johnson & Johnson Annual Report on Form 10-K for the year ended December 29, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements of Scios incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

          Johnson & Johnson and Scios have filed registration statements on Form S-3 with the Securities and Exchange Commission to register resales of the notes and the associated Johnson & Johnson guarantees held by certain selling securityholders. This prospectus forms a part of those registration statements. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information contained in the registration statements or in the exhibits to the registration statements.

         Johnson & Johnson is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Prior to its acquisition by Johnson & Johnson, Scios filed annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy those reports, statements or other information at the Securities and Exchange Commission's public reference room:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549


          Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Johnson & Johnson may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

          The Securities and Exchange Commission allows certain important information to be "incorporated by reference" into this prospectus, which means that such information can be disclosed to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

          This prospectus incorporates by reference the documents set forth below that Johnson & Johnson and Scios have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Johnson & Johnson and Scios that is not included in or delivered with this prospectus.

JOHNSON & JOHNSON FILINGS
(FILE NO. 001-03215)                        PERIOD OR DATE FILED
----------------------------------------    ------------------------------------
Annual Report on Form 10-K..............    Fiscal Year ended December 29, 2002
                                            filed on Form 10-K on March 18, 2003

Current Report on Form 8-K..............    Filed on April 29, 2003

SCIOS INC. FILINGS
(FILE NO. 000-11749)                        PERIOD OR DATE FILED
----------------------------------------    ------------------------------------
Annual Report on Form 10-K..............    Fiscal Year ended December 31, 2002
                                            filed on Form 10-K on March 17, 2003

--------------------------------------------------------------------------------

         Johnson & Johnson is also incorporating by reference additional documents that it will file before the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

          You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling the following address or telephone number:

                               Johnson & Johnson
                          One Johnson & Johnson Plaza
                            New Brunswick, NJ 08933
                   Attention: Office of Corporate Secretary
                           Telephone: (732) 524-2455

          You should rely only on the information contained or incorporated by reference in this prospectus before deciding to purchase the notes and the associated Johnson & Johnson guarantees being offered by this prospectus. Johnson & Johnson and Scios have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated May 7, 2003. You should not assume that the information contained in this prospectus is accurate as of any date other than that date unless the information specifically indicates that another date applies. If you are in a jurisdiction where it is unlawful to offer to convert or sell or to ask for offers to convert or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you.